UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☑ Preliminary Information Statement
☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐ Definitive Information Statement

iTALK INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF ITALK INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

iTalk Inc.
2400 W. Cypress Creek Road, Suite 111
Fort Lauderdale, Florida 33309
(877) 652-3834

INFORMATION STATEMENT
(Preliminary)

January 7, 2015

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of iTalk Inc.:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of common stock, par value $0.001 per share (the “Common Stock”), of iTalk Inc. Inc., a Nevada corporation (the “Company”), to notify the Stockholders that on November 11, 2014, the Company received a unanimous written consent in lieu of a meeting of the holders of Series A Preferred Stock, no par value per share (the “Series A Preferred”), created by unanimous written consent of the Board of Directors of the Company (the “Board”), as permitted by the Company’s Articles of Incorporation, as may be amended (the “Certificate”). Each share of Series A Preferred has the equivalent of approximately 651,575,986 votes of Common Stock (based upon the outstanding number of shares of Common Stock issued at the time hereof). Currently, there is one holder of Series A Preferred (the “Series A Stockholder” or the “Majority Stockholders”), holding five (5) shares of Series A Preferred, resulting in the Series A Stockholder together holding in the aggregate approximately 90.1% of the total voting power of all issued and outstanding voting capital of the Company. The Series A Stockholder authorized the following:

●	To increase the number of authorized shares of Common Stock from five hundred million (500,000,000) to one billion five hundred million (1,500,000,000) (the “Authorized Share Increase”).

On November 11, 2014, the Board approved the Authorized Share Increase and recommended to the Majority Stockholders that they approve the Authorized Share Increase. On November 11, 2014, the Majority Stockholders approved the Authorized Share Increase by written consent in lieu of a meeting, in accordance with Nevada law. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Authorized Share Increase.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The Board believes the Authorized Share Increase is necessary and advisable in order to maintain the Company’s financing and capital raising ability and to generally maintain our flexibility in today’s competitive and rapidly changing environment.

Accordingly, it is the Board’s opinion that the Authorized Share Increase would better position the Company to obtain financing to continue the operations of the Company as described in more detail below.

INTRODUCTION

Nevada law provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. Nevada law, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, we will mail the Notice of Stockholder Action by Written Consent on or about November __, 2014.

This Information Statement contains a brief summary of the material aspects of the Authorized Share Increase approved by the Board of iTalk Inc. Inc., (the “Company,” “we ,”“our ,”or “us”) and the holders of Series A Preferred Stock (the “Series A Preferred”), which constitute a majority of the voting capital stock of the Company.

Series A Preferred

By unanimous written consent of the Board (as permitted under Nevada law), the number, designation, rights, preferences and privileges of the Series A Preferred were established by the Board (as is permitted under Nevada law and by the Articles of Incorporation of the Company, as may be amended). The designation, rights, preferences and privileges that the Board established for the Series A Preferred is set forth in a Certificate of Designation that was filed with the Secretary of State of the State of Nevada on October 10, 2013. Among other things, the Certificate of Designation provides that each one share of Series A Preferred has voting rights equal to two times the sum of all shares of common stock issued and outstanding at time of voting, plus all shares of other Preferred Stock issued and outstanding at time of voting, divided by the number of shares entitled to vote of Series A Preferred Stock issued and outstanding at the time of voting.  As a result of the voting rights granted to the Series A Preferred, the Series A Stockholder together hold in the aggregate approximately 90.1% of the total voting power of all issued and outstanding voting capital of the Company.

As of November 11, 2014, there were issued and outstanding (i) 200,382,316 shares of our Common Stock, (ii) five shares of our Series A Preferred Stock and (iii) no shares of our Series B Preferred Stock. Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Authorized Share Increase approved by the Board is 2,204,205,476 (the sum of the votes represented by the issued and outstanding shares of Common Stock and Series A Preferred Stock. Pursuant to Nevada law, at least a majority of the voting equity of the Company, or at least 1,102,102,738 votes, are required to approve Authorized Share Increase by written consent. The Series A Stockholder, who hold in the aggregate five shares of Series A Preferred Stock, 2,003,823,160 votes or approximately 90.1% of the voting equity of the Company, have voted in favor of the Authorized Share Increase, thereby satisfying the requirement under Nevada law that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the Series A Stockholder, the number of shares of Series A Preferred held by the Series A Stockholder, the total number of votes that each Series A Stockholder voted in favor of the Authorized Share Increase and the percentage of the issued and outstanding voting equity of the Company that voted in favor thereof.

Name of Series A Stockholder	Number of Shares of Series A Preferred held	Number of Votes held by such Series A Stockholder	Number of Votes that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in favor of the Actions
David F. Levy	$5	$2,003,823,160	$2,003,823,160	$90.1%

ACTIONS TO BE TAKEN

The Authorized Share Increase will become effective on the date that we file the Certificate of Amendment to the Articles of Incorporation of the Company (the “Amendment”) with the Secretary of State of the State of Nevada. We intend to file the Amendment with the Secretary of State of the State of Nevada promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

We currently expect to file the Amendment on December __, 2014.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

GENERAL

The number of authorized shares of our Common Stock will be increased from five hundred million (500,000,000) to one billion five hundred million (1,500,000,000) shares.

POTENTIAL FOR DILUTION TO THE OWNERSHIP OF EXISTING SHAREHOLDERS AND OTHER EFFECTS OF THE AUTHORIZED SHARE INCREASE

Pursuant to the Authorized Share Increase, the additional authorized shares of Common Stock may be issued for such consideration, cash or otherwise, at such times and in such amounts as the Board may determine without further shareholder approval, except to the extent that shareholder approval is required by applicable laws, rules or regulations.

The additional shares of Common Stock to be authorized by adoption of the proposed amendment to our Articles of Incorporation would have rights identical to our currently outstanding Common Stock. The Authorized Share Increase will not change the number of shares of stock outstanding, nor will it have any immediate dilutive effect or change the rights of current holders of our Common Stock. However, to the extent that the additional authorized shares are issued in the future, they may dilute the percentage equity ownership of existing shareholders and, depending on the price at which they are issued, may also dilute earnings and book value on a per share basis. The Company’s shareholders have no preemptive rights to subscribe for additional shares of Common Stock when issued, which means that current shareholders do not have a prior right to purchase any newly-issued shares in order to maintain their proportionate ownership of the Company’s Common Stock.

POSSIBLE ANTI-TAKEOVER EFFECTS OF THE AUTHORIZED SHARE INCREASE

The increase in the authorized number of shares of Common Stock could, in some situations, have the effect of discouraging unsolicited takeover attempts or inhibiting the removal of incumbent management and may limit the opportunity for shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. For example, the issuance of the newly authorized shares of Common Stock could be used to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board in a potential takeover situation, including by rendering a transaction proposed by such persons more costly, or by preventing or delaying a proposed business combination that is opposed by the Board of Directors of the Company although perceived to be desirable by some shareholders.

PURPOSE AND EFFECT OF INCREASING THE NUMBER OF AUTHORIZED SHARES

The Board believes the Authorized Share Increase is necessary and advisable in order to maintain our financing and capital raising ability and to generally maintain our flexibility in today’s competitive and rapidly changing environment. The additional one billion (1,000,000,000) shares of Common Stock so authorized will be available for issuance by the Board for raising additional capital, stock options or other corporate purposes. Assurances cannot be provided that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of the Common Stock.

The immediate purpose for increasing the authorized shares is to provide enough shares required for the conversion of outstanding convertible notes and for the Company to potentially enter into additional convertible notes or similar instruments. Specifically, in addition to the 259,996,065 shares of common stock which are currently outstanding, we have reserved 181,474,124 shares of our common stock for the potential conversion of an aggregate of $115,000.00 convertible debt which we currently have outstanding.  As such, we currently only have 58,529,811 shares available for issuance. The parties to the outstanding convertible notes are; Patricia Radican IRA, James Radican IRA, Dutchess Opportunity Fund II, LP, JSJ Investments, Inc., LG Capital Funding, LLC., KBM Worldwide, Inc. and Beaufort Capital Partners, LLC.

We are contemplating entering into an additional convertible promissory in the principal amount of $38,000 with KBM Worldwide, Inc. This note, if entered into, would allow the holder to convert at a 45% discount to the market price of our common stock at the time of conversion.  Based on the closing price of our common stock on November 12, 2014 of $0.0017, this would result in an effective conversion price of $0.000765 and result in us possibly issuing 49,673,203 of shares of our common stock.  Additionally, the terms of the potential $38,000 convertible promissory note would require use to reserve 317,500,000 of shares of our common stock, which we currently are unable to do.

Subsequently, on January 6, 2015, Limestone Energy Holdings, Inc. (a subsidiary iTalk, Inc., formed in December 2014, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Hilliard Bender Energy, LLC, a Florida limited liability company, (“Hilliard”). Pursuant to the Purchase Agreement, Limestone will purchase all of the outstanding membership interests of Hillard as of the Closing (as defined in the Purchase Agreement) in consideration for 51 shares of common stock of Limestone (“Limestone Consideration”). After the Closing, the Limestone Consideration will be convertible into 625,000,000 shares of the Company’s restricted common stock.

The increase in the authorized number of shares of Common Stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of the additional shares of Common Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the number of authorized shares of Common stock be used as a type of antitakeover device. Any additional Common Stock, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our Common Stock as of November 11, 2014, of (i) each person known to us to beneficially own more than 10% of Common Stock, (ii) our directors, (iii) each named executive officer and (iv) all directors and named executive officers as a group. As of November 11, 2014, there were a total of 200,382,316 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on matters on which holders of voting stock of the Company are eligible to vote. The column entitled “Percentage of Outstanding Common Stock” shows the percentage of voting common stock beneficially owned by each listed party. The column entitled “Percentage of Outstanding Series A Preferred Stock” shows the percentage of total Series A Preferred beneficially owned by each listed party.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of November 11, 2014 through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned Beneficially (1)(2)	% of Outstanding Shares of Common Stock	Number of Shares of Series B Owned	% of Outstanding Series B Preferred Stock

David F. Levy	2,020,000	1.00%	5	100%
Chief Executive Officer, Director

Richard Dea	0	0%	0	0%
Chief Financial Officer,
Director

All officers and directors as a group (2 persons)	2,020,000	1.00%	2	100%

(1)
Except as indicated in the footnotes to this table, based on information provided by such persons, the persons named in the table above have sole voting power and investment power with respect to all shares of common stock shown beneficially owned by them.  The address for email individual listed above is as follows: c/o iTalk Inc., 2400 W. Cypress Creek Road, Suite 111, Fort Lauderdale, Florida 33309.

(2)
Percentage of ownership is based on 200,382,316 shares of common stock outstanding as of November 11, 2014 plus each person’s options that are exercisable within 60 days. Shares of common stock subject to stock options that are exercisable within 60 days as of November 11, 2014 are deemed outstanding for computing the percentage of that person and the group.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC” or the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the Commission by the Company, are incorporated herein by reference:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013, as filed with the SEC on December 16, 2013;

●	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2013, as filed with the SEC on January 23, 2014;

●	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2014, as filed with the SEC on April 21, 2014;

●	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2014, as filed with the SEC on July 18, 2014; and

●	The Company’s Current Reports on Form 8-K, filed with the SEC on February 24, 2014, September 4, 2014 and September 22, 2014.

●	The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as filed with the SEC on January 5, 2015.

You may request a copy of these filings, at no cost, by writing iTalk Inc. Inc. 2400 W. Cypress Creek Road, Suite 111, Fort Lauderdale, Florida 33309 or telephoning the Company at (877) 652-3834. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,”is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 2400 W. Cypress Creek Road, Suite 111, Fort Lauderdale, Florida 33309, telephone: (877) 652-3834.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Authorized Share Increase, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ David F. Levy
David F. Levy
Chief Executive Officer

Dated: January 7, 2015